UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): January 18, 2007

ORGANETIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-29462	73-1556428
(Commission File Number)	(IRS Employer Identification No.)

9974 Huntington Park Drive
Strongsville, Ohio 44136

(Address of Principal Executive Offices)(Zip Code)

440 759 7470

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2007, Organetix, Inc. (“Company”) executed a definitive agreement to acquire Florida based privately held ADAO Telecom, Inc. (“ADAO”).  ADAO is a telephony engineering and design firm specializing in the development of cellular technologies that target the low-end user market segment.  The transaction is expected to close as early as the 2nd calendar quarter of 2007, but no later than May 30, 2007 (“Closing”). The Company shall transfer $300,000 to ADAO no later than January 29, 2007, which shall be used specifically to develop a prototype to be owned by the Company. In exchange for all of the shares of ADAO, the Company shall issue 73,500,000 ($.0001 par value per share) restricted shares of common stock of the Company equal to 53.5% of the outstanding shares of common stock to the shareholders of ADAO. As further consideration, the Company shall, subsequent to Closing, increase its authorized number of shares of common stock from 150,000,000 to 300,000,000 and change its name to ADAO Wireless, Inc. ADAO will then receive an additional 17,000,000 shares of the Company’s common stock. When the Company has taken the necessary steps to increase the authorized number of shares of common stock accordingly, agents of the Company have agreed to make their best efforts to raise between $3,500,000 and $4,500,000 prior to June 15, 2007.

Item 1.02 Termination of a Material Definitive Agreement

During discussions with Volius, Inc. (“Volius”), it became apparent to both Volius and the Company that it would be difficult, if not impossible, to agree on the amount of capital to be raised, the valuation of Volius and the timing of the ultimate transaction. Also during that period, the Company was introduced to ADAO and concluded that ADAO was a better fit with shareholders' goals of acquiring a business with dynamic opportunities. On January 18, 2007, the Company terminated its Letter of Intent to merge with Volius.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANETIX, INC.

Date: January 25, 2007
/s/ David F. Hostelley

Dr. David F. Hostelley
President